Exhibit 10.14

Confidential

Execution Version

*** CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of February 1, 2021 (the “Effective Date”), by and between EXELIXIS, INC., a Delaware corporation having an address at 1851 Harbor Bay Parkway, Alameda, CA 94502, USA (“Exelixis”) and ADAGENE INCORPORATED, a Delaware corporation having an address at 315 Montgomery Street, Suite 900, San Francisco, CA 94104 (“Adagene”).  Exelixis and Adagene may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Adagene, a biotechnology company, has developed proprietary technology platforms to enable innovative antibody discovery and engineering;

WHEREAS, Exelixis and Adagene desire to form a collaboration to discover masked antibody candidates for further drug and product development and commercialization, under which collaboration Adagene will be responsible for generating such masked antibody candidates using Adagene’s SAFEbody® platform technology, and Exelixis will be responsible for the further development and commercialization of the candidates; and

WHEREAS, the Parties wish to establish such collaboration, all on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Exelixis and Adagene hereby agree as follows:

1.                                      DEFINITIONS

1.1                               “Accounting Standards” means with respect to Adagene, that Adagene shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP).

1.2                               “[***]” means [***].

1.3                               “Adagene Indemnitee” has the meaning set forth in Section 11.1.

1.4                               “Adagene Know-How” means all Know-How that Adagene or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Lead Compound or Product. Without limiting the generality of the foregoing, the Adagene Know-How existing at the Effective Date is described in Exhibit A.

1.5                               “Adagene Patents” means all Patents (other than Adagene Platform Patents) that Adagene or its Affiliates Control as of the Effective Date or during the Term that (a) describe or claim any Adagene Know-How or (b) would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Lead Compound or Product (considering patent applications to be issued with the then-pending claims).

1.6                               “Adagene Platform Patents” means all Patents that describe or claim any Adagene Platform Technology and do not specifically describe or claim a Compound or a Product and do not use and are not based on any Exelixis mAB, Exelixis Technology, or any of Exelixis’ Confidential Information.

1.7                               “Adagene Platform Technology” means Adagene’s proprietary antibody engineering platform that is known as the SAFEbody® technology.

1.8                               “Adagene Technology” means the Adagene Know-How, the Adagene Patents, the Adagene Platform Patents, and Adagene’s interest in the Joint Inventions and Joint Patents.

1.9                               “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists.  As used in this Section 1.9, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.10                        “Alliance Manager” has the meaning set forth in Section 3.6.

1.11                        “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, Regulatory Authority, or governmental agency or authority having jurisdiction over or related to the subject item.

1.12                        “Auditor” has the meaning set forth in Section 8.6.

1.13                        “Available” means, with respect to a Target, that such Target is not Unavailable.

1.14                        “Binder” means the antigen binding portion of an antibody, such as Fab and CDR fragments, single chain antibodies (scFv), and single domain antibodies (sdAb) (including any humanized versions thereof).

1.15                        “Biosimilar Product” means, with respect to a product in a country, any pharmaceutical product that (a) is biosimilar to, or interchangeable with, such product or may otherwise be legally substituted for such product and for which the BLA references or relies on such product, (b) is approved for the same indication as such product, and (c) is sold in such country by a Third Party that is not a Sublicensee.

1.16                        “BLA” means a Biologics License Application as described in 21 C.F.R. §601.2, including any amendments thereto, or any corresponding application in a country or jurisdiction in the Territory outside the U.S.

1.17                        “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31, or such other quarterly dates as Exelixis may elect by written notice to Adagene to correspond with Exelixis’ fiscal year.

1.18                        “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.19                        “Claim” has the meaning set forth in Section 11.1.

1.20                        “Clinical Trial” means Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or other clinical study, as the context dictates.

1.21                        “Collaboration Program” means the performance of both Target Program Plans under this Agreement.

1.22                        “Collaboration Target” means each of the (a) Initial Target and (b) first Target designated by Exelixis to be the subject of a Target Program Plan pursuant to Section 4.2.

1.23                        “Collaboration Target Designation Notice” has the meaning set forth in Section 4.2(c).

1.24                        “Combination Product” means any pharmaceutical product containing (a) a Product and (b) at least one other active pharmaceutical ingredient, either co-formulated or packaged together and sold as a single unit for a single price.  For clarity, “Combination Product” does not include any combination therapy that includes (x) the Product and (y) at least one other product which is not a Product, either administered or prescribed jointly, but which are not sold together for a single price.

1.25                        “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering products to customers) of products, including sales force efforts, detailing, advertising, market research, market access (including price setting and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling product orders) and distribution.  “Commercialize” and “Commercializing” have correlative meanings.

1.26                        “Commercially Reasonable Efforts” means: (a) with respect to Exelixis’ obligations to Develop, seek MAA Approval, and Commercialize a Product under this Agreement, [***]; and (b) with respect to Adagene’s performance of each Target Program Plan, [***].

1.27                        “Committee” means the JSC or any subcommittee established by the JSC, as applicable.

1.28                        “Compound” means any Masked Exelixis mAB that binds to a Collaboration Target in the intended tumor microenvironment and is synthesized or created by Adagene using the Adagene Platform Technology, but excluding (a) Third Party-controlled compounds that are tested for comparison purposes and (b) compounds (including Exelixis mABs) provided to Adagene by or on behalf of Exelixis which are not further developed by Adagene under this Agreement.

1.29                        “Compound Invention” has the meaning set forth in Section 9.1(b).

1.30                        “Compound Research Activities” means, with respect to a Target Program Plan, (a) the activities required to be conducted to generate Compounds directed to the applicable Collaboration Target (such activities referred to as “Part 1” of the Target Program Plan) (b) the in vitro studies of the Compounds to be conducted by Adagene (such activities referred to as “Part 2” of the Target Program Plan), and (c) in vivo studies of the Lead Compounds to be conducted by the Parties (such activities referred to as “Part 3” of the Target Program Plan).

1.31                        “Compulsory Sublicense” means, with respect to a Product in a country, a license or sublicense granted to a Third Party (a “Compulsory Licensee”) through the order, decree, or grant of a Governmental Authority in such country, authorizing such Compulsory Licensee to make, use, sell, offer for sale, import, or otherwise Commercialize such Product in such country.  A Compulsory Licensee shall not be deemed to be a Sublicensee.

1.32                        “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement by and between Exelixis and Adagene dated as of August 26, 2018.

1.33                        “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Compound Inventions, Data, Exelixis mABs, and Exelixis Technology will be deemed Exelixis’ Confidential Information, all Adagene Technology and Adagene Platform Technology will be deemed Adagene’s Confidential Information, and all Joint Inventions and Joint Patents will be deemed both Parties’ Confidential Information.  Confidential Information shall include: (a) the terms and conditions of this Agreement, and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

1.34                        “Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise but without taking into account any licenses granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such Know-How, Patents, or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party or triggering any payment obligation to a Third Party.  Notwithstanding the foregoing, Know-How, Patents, or other intellectual property rights will be “Controlled” by a Party hereunder if such Know-How, Patents, or other intellectual property rights are owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Party (a) acquiring such Third Party or a portion of the business of such Third Party or (b) being acquired by such Third Party (in each case, whether by merger, stock purchase or purchase of assets).

1.35                        “Data” means any and all scientific, technical, test, or other data pertaining to any Compound or Product that is generated by or on behalf of Adagene under any Target Program Plan, or is generated by on behalf of Exelixis (including by Adagene), or its Affiliates and sublicensees during the Term, including research data, clinical pharmacology data, chemistry-manufacture-controls (CMC) data (including analytical, and stability data), pre-clinical data, clinical data, clinical study reports, and all data used in association with submissions of an IND or MAA with respect to any Lead Compound or Product.  For clarity, Data shall not include any data that Adagene generates to the extent that such data is only generally applicable to the Adagene Platform Technology or its use or to Platform Inventions and does not also pertain to any Compound or Collaboration Target.

1.36                        “Data Package Part 1” has the meaning set forth in Section 4.4(b).

1.37                        “Data Package Part 2” has the meaning set forth in Section 4.4(c).

1.38                        “Development” means all development activities for a product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for such product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

1.39                        “Development Criteria” means with respect to a Compound, the criteria for designating such Compound a Lead Compound, as reviewed, discussed, decided, and updated (as necessary) from time to time by the JSC.

1.40                        “Development Costs” has the meaning set forth in Section 7.2(a).

1.41                        “Disputed Matter” has the meaning set forth in Section 14.2.

1.42                        “EMA” means the European Medicines Agency, or any successor agency thereto.

1.43                        “Executive Officers” the Chief Scientific Officer of Exelixis and the Chief Executive Officer of Adagene.

1.44                        “Exelixis Indemnitee” has the meaning set forth in Section 11.2.

1.45                        “Exelixis Know-How” means all Know-How that Exelixis or its Affiliates Control as of the Effective Date or during the Term, including the Compound Inventions, that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Lead Compound or Product.

1.46                        “Exelixis mAB” means any mAB that is (a) directed to a specific Collaboration Target, and (b) is provided to Adagene by Exelixis for use in the generation of Compounds pursuant to Section 4.4(b) under the Target Program Plan for such Collaboration Target.

1.47                        “Exelixis Patents” means all Patents in the Territory that Exelixis or its Affiliates Control as of the Effective Date or during the Term, including the Product Patents, that (a) describe or claim any Exelixis Know-How or (b) would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Compound or Product (considering patent applications to be issued with the then-pending claims).

1.48                        “Exelixis Technology” means the Exelixis Know-How and the Exelixis Patents, including Exelixis’ interest in the Joint Inventions and Joint Patents.

1.49                        “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.50                        “Field” means any and all uses.

1.51                        “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale by Exelixis or any of its Affiliates or Sublicensees to a Third Party for end use of such Product in such country after Regulatory Approval has been granted with respect to such Product in such country.

1.52                        “FTE” means the equivalent of a full-time Adagene (including its Affiliates) employee’s work for a twelve (12) month period (consisting of a total of at least [***] per year of dedicated effort).  Any such employee who devotes fewer than [***] per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such employee on such activities, divided by [***].  For clarity, only hours devoted by qualified scientific, medical, manufacturing, technical, regulatory, and other similar employees of Adagene, as measured in accordance with Adagene’s normal time allocation practices, shall apply toward an FTE, and in no event shall “FTE” include hours devoted by personnel performing administrative, managerial, or corporate functions (e.g., human resources, finance, legal, and investor relations).

1.53                        “FTE Costs” means the FTE Rate multiplied by the number of FTEs applied by Adagene (including its Affiliates) to the performance of Compound Research Activities in accordance with a Target Program Plan and Target Program Budget.

1.54                        “FTE Rate” means: (a) for any work carried out in the PRC, an initial rate of [***]  per FTE per year, and (b) for any work carried out in the United States, an initial rate of [***]  per FTE per year; in each case of (a) and (b) which rate shall apply through [***].  Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (based on the change from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).

1.55                        “GLP” means  in respect of laboratory activities, the then current standards required by Applicable Law of: (a) the United States, including the FDA’s Good Laboratory Practice regulations at 21 C.F.R. Part 58; (b) the European Union, including the Directive 2004/9/EC, Directive 2004/10/EC, guidance published by the European Commission or EMA in relation to such Directives and any local laws, rules and regulations that implement such Directives and guidance; and (c) such other countries in which a Licensed Product is tested.

1.56                        “GLP Toxicity Study” means, with respect to a Product, an in vivo toxicology study conducted under conditions of GLP that is required for filing an IND for such Product with the FDA.

1.57                        “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body)

1.58                        “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.59                        “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.60                        “Indemnified Party” has the meaning set forth in Section 11.3.

1.61                        “Indemnifying Party” has the meaning set forth in Section 11.3.

1.62                        “Initial Target” means the undisclosed target already agreed between the parties.

1.63                        “Initiation” means, with respect to the GLP Toxicity Study, the first dosing of the first animal subject in such GLP Toxicity Study, and with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.64                        “Injunctive Relief” has the meaning set forth in Section 14.3(b).

1.65                        “Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.

1.66                        “Joint Inventions” has the meaning set forth in Section 9.1(d).

1.67                        “Joint Patents” has the meaning set forth in Section 9.1(d).

1.68                        “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.69                        “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to, development, manufacture, registration, use, or marketing or to methods of assaying or testing them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, use, importation, offering for sale or sale of, or which may be useful in studying, testing, or developing products.  Know-How excludes Patents.

1.70                        “Lead Compound” has the meaning set forth in Section 4.4(b).

1.71                        “Losses” has the meaning set forth in Section 11.1.

1.72                        “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.73                        “MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a product, but excluding any pricing and/or reimbursement approval.

1.74                        “mAB” means a monoclonal, bispecific, or multispecific antibody.

1.75                        “Mask” means a masking moiety (peptide) that binds to a mAB via a linker with a protease site so as to inhibit such a mAB from binding to the intended Target except in desired microenvironments.

1.76                        “Masked Exelixis mAB” means an Exelixis mAB that contains a Mask.

1.77                        “MHLW” means Japan’s Ministry of Health, Labour and Welfare, or any successor agency thereto.

1.78                        “Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Exelixis or its Affiliates or Sublicensees to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product and determined in each case in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) or otherwise directly paid or incurred by Exelixis or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)                                 [***];

(b)                                 [***];

(c)                                  [***];

(d)                                 [***];

(e)                                  [***];

(f)                                   [***];

(g)                                 [***];

(h)                                 [***]; and

(i)                                    [***].

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  Sales of a Product between Exelixis and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.

[***].

In the event a Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country shall be determined  [***].

For clarity, Net Sales will be calculated on an accrual basis, in a manner consistent with U.S. GAAP and this definition of Net Sales.  To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Exelixis’ internal accounting policies, consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

For clarity, no deductions from Net Sales shall be made  [***].

1.79                        “NMPA” means National Medical Products Administration of China (formerly known as the China Food and Drug Administration), or any successor agency thereto.

1.80                        “Part 1” has the meaning set forth in Section 1.30(a).

1.81                        “Part 2” has the meaning set forth in Section 1.30(b).

1.82                        “Part 3” has the meaning set forth in Section 1.30(c).

1.83                        “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.84                        “Phase 1 Clinical Trial” means a clinical trial conducted in a small number of patients designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a pharmaceutical product.  A Phase 1 Clinical Trial can be further divided into two separate trials:

(a)                                 “Phase 1a Clinical Trial” means a single dose or multiple dose ascending clinical trial intended to evaluate safety and tolerability and determination of dose(s) for further clinical evaluation; and

(b)                                 “Phase 1b Clinical Trial” means a clinical trial of a product, the principal purpose of which is a further determination of safety and pharmacokinetics of such product after an initial Phase 1a Clinical Trial, including as a single agent expansion cohort, prior to commencement of Phase 2 Clinical Trials (or phase 2 of a Phase 1/2 clinical trial) or Phase 3 Clinical Trials.

1.85                        “Phase 2 Clinical Trial” means a clinical trial of a pharmaceutical product in human patients in any country to determine initial efficacy and safety and dose range finding.  A

Phase 2 Clinical Trial is typically conducted before embarking on a Phase 3 Clinical Trial, but may be registrational.

1.86                        “Phase 3 Clinical Trial” means a pivotal clinical trial of a pharmaceutical product in human patients in any country with a defined dose or a set of defined doses of such product designed to ascertain efficacy and safety of such product for the purpose of submitting MAAs for such product to the competent Regulatory Authorities.

1.87                        “Platform Inventions” has the meaning set forth in Section 9.1(c).

1.88                        “PRC” means the People’s Republic of China.

1.89                        “Product” means any pharmaceutical product containing a Lead Compound as an active ingredient, whether alone or in combination with other active ingredients, in any form, presentation, dosage, or formulation, and for any mode of administration.

1.90                        “Product Infringement” has the meaning set forth in Section 9.3(a).

1.91                        “Product Patent” means a Patent that claims a Compound Invention.

1.92                        “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.93                        “R&D Cap” has the meaning set forth in Section 7.2(a).

1.94                        “Registration Trial” means, with respect to a pharmaceutical product, a clinical study of such product in human patients (a) with a defined dose or a set of defined doses of such product designed to establish statistically significant efficacy and safety of such product for the purpose of enabling the preparation and submission of an MAA for such product to the competent Regulatory Authorities in a country or other jurisdiction, and (b) that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent.

1.95                        “Regulatory Approval” means any and all approvals (including MAA Approval and, where required or commercially beneficial, pricing and reimbursement approval), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a product in any country or jurisdiction.

1.96                        “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage,

import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.97                        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the EU.

1.98                        “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, manufacture, or Commercialization of any pharmaceutical product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.99                        “Royalty Term” has the meaning set forth in Section 7.5(b).

1.100                 “Rules” has the meaning set forth in Section 14.3(a).

1.101                 “SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent in the Territory, as applicable.

1.102                 “Sole Inventions” has the meaning set forth in Section 9.1(d).

1.103                 “Sublicensee” means a Third Party to whom Exelixis grants a sublicense to offer for sale, sell, have sold, or otherwise Commercialize any Product in the Field in the Territory in accordance with Section 2.2, beyond the mere right to purchase Products from Exelixis and its Affiliates, and excluding wholesalers, full-service distributors that do not promote the sale of the Product, and other similar physical distributors.  In no event shall Adagene or any of its Affiliates be deemed a Sublicensee.

1.104                 “Target” means any human gene, together with the protein(s) encoded thereby, the expression or modulation of which is intended to, as its primary effect, treat, prevent, or otherwise have a disease-modifying effect.

1.105                 “Target Nomination Notice” has the meaning set forth in Section 4.2(a).

1.106                 “Target Program Budget” has the meaning set forth in Section 4.3(a).

1.107                 “Target Program Plan” has the meaning set forth in Section 4.3(a).

1.108                 “Target Selection Term” means the period of time commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.

1.109                 “Term” has the meaning set forth in Section 13.1.

1.110                 “Territory” means worldwide.

1.111                 “Third Party” means any entity other than Exelixis or Adagene or an Affiliate of Exelixis or Adagene.

1.112                 “Third Party Infringement Claim” has the meaning set forth in Section 9.4.

1.113                 “Unavailable” means, with respect to a Target, that such Target is the subject of (a) [***], or (b) [***].  Notwithstanding the foregoing, [***].

1.114                 “U.S.” means the United States of America, including its territories and possessions (including Puerto Rico).

1.115                 “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than  [***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

1.116                 “VAT” has the meaning set forth in Section 8.4(c).

2.                                      GRANT OF LICENSES

2.1                               Exelixis Exclusive License.  Subject to the terms and conditions of this Agreement, Adagene hereby grants to Exelixis, during the Term, an exclusive (even as to Adagene), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the Adagene Technology to research, Develop, use, make, have made, sell, offer for sale, import, and otherwise Commercialize Lead Compounds and Products in the Field in the Territory.

2.2                               Sublicenses.  Exelixis shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the license granted in Section 2.1 to its Affiliates and other Third Parties, provided that  such sublicenses shall be consistent with the terms and conditions of this Agreement and Exelixis remains responsible for the actions or omissions of its Sublicensees.  Exelixis shall provide Adagene with written notice of any sublicense granted in accordance with this Section 2.2 within  [***] after its execution, including the identity of the Sublicensee and the scope of the sublicense granted. If Exelixis sublicenses its rights under Section 2.1 to [***], Exelixis shall  [***].

2.3                               Adagene Reserved Rights.  Adagene hereby expressly reserves (a) the right under the Adagene Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more permitted subcontractors, including the right to perform the applicable Compound Research Activities in accordance with each Target Program Plan; and (b) subject to Section 2.8, the right to practice, and to grant licenses under, the Adagene Technology outside of the scope of the rights granted in Section 2.1.

2.4                               Adagene Research License.  Subject to the terms and conditions of this Agreement, Exelixis hereby grants to Adagene, for the duration of the Collaboration Program, a nonexclusive, royalty-free license, with the right to grant sublicenses to permitted subcontractors for the performance of Compound Research Activities, under the Exelixis Technology solely to the extent necessary for Adagene to perform the Compound Research Activities allocated to it under each Target Program Plan.

2.5                               No Implied Licenses.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.

2.6                               Technology Transfer.  As reasonably required under Section 4.4, and in any event no later than the initial designation of the Compounds pursuant to Part 1 of the Target Program Plan, and otherwise as and when required under a Target Program Plan, as reasonably requested or required support Exelixis’ IND filing, and as otherwise reasonably requested by Exelixis, Adagene shall disclose and make available to Exelixis all Adagene Know-How existing as of the Effective Date.  Thereafter, on a Calendar Quarter basis during the performance of each Target Program Plan, or more often as reasonably requested by Exelixis, Adagene shall provide to Exelixis, at Exelixis’ reasonable expense, any and all Adagene Know-How, Compound Inventions, and Data not previously disclosed to Exelixis pursuant to this Section 2.6.  Adagene shall reasonably cooperate with Exelixis to provide a smooth and prompt transfer of all Adagene Know-How, Compound Inventions, and Data.  Adagene shall reasonably assist Exelixis, at Exelixis’ reasonable cost, in the use and understanding of such Data, Compound Inventions, and Adagene Know-How and shall provide reasonable technical assistance and make its technical personnel reasonably available to Exelixis as necessary or reasonably helpful for Exelixis to Develop and manufacture the Lead Compounds and Products.  In addition to the above, Exelixis shall have the right to select  [***] Compound sequences in association with each Target Program Plan at the end of Phase 2 of such Target Program Plan (in addition to the Lead Compound sequences) in consultation with Adagene.  Adagene shall promptly disclose such selected Compound sequences in their entirety to Exelixis.  Such Compound sequences shall be the Confidential Information of Exelixis hereunder, and Exelixis shall have the right to use and disclose such sequences as otherwise permitted under this Agreement.  For the avoidance of doubt, (i)  [***], and (ii) [***] under the Agreement.

2.7                               Third Party Licenses.  Adagene shall promptly notify Exelixis if it becomes aware of any Third Party Know-How or Patents that are necessary to Develop, make, have made, use, sell, offer for sale, or import any Lead Compound or Products.  In such event, Exelixis shall have the right to negotiate and obtain a license from such Third Party under such Know-How and Patents at Exelixis’ cost.  Adagene shall not obtain any such license in a manner that would prohibit

Exelixis from obtaining a license under such Third Party Know-How and Patents to Develop, make, have made, use, sell, offer for sale, or import Lead Compound and Products.

2.8                               Adagene Exclusivity.

(a)                                 During the Collaboration Program.  During the term of the Collaboration Program, Adagene shall not, and shall cause its Affiliates to not, directly or indirectly (including through a Third Party), research, develop, make, collaborate or consult with Third Parties, or commercialize any pharmaceutical product directed to a Collaboration Target other than Compounds and Products under this Agreement; provided, however, that Adagene shall be permitted to (i) conduct discovery activities for the discovery of novel antibodies that bind to an Exelixis Target and (ii) produce Masks that have less than a  [***] sequence identity to any Mask provided by Adagene to Exelixis under this Agreement, in each case ((i) and (ii)) so long as no Compounds, Exelixis mABs, or other Exelixis Confidential Information is used, referenced, or relied upon in performing such activities.

(b)                                 After the Collaboration Program.  After the term of the Collaboration Program during the Term, Adagene shall not, and shall cause its Affiliates to not, directly or indirectly (including through a Third Party), (i) research, develop, make, collaborate or consult with Third Parties, or commercialize any product directed to any Collaboration Target to the extent that such product contains or comprises a mAB and the variable regions of such mAB have a  [***]  or greater sequence identity to any Exelixis mAB or (ii) produce any Mask that has a  [***] or greater sequence identity to any Mask provided by Adagene to Exelixis under this Agreement for a Collaboration Target.

(c)                                  Limitations. This Section 2.8 and the covenants set forth herein shall not apply to activities of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of Adagene after the Effective Date as a result of such Party (a) acquiring such Third Party or a portion of the business of such Third Party or (b) being acquired by such Third Party (in each case, whether by merger, stock purchase or purchase of assets) (such Third Party and its Affiliates immediately prior to the close of such transaction, the “Adagene Acquiror”), provided that (i) such Third Party activities are performed without using the Adagene SAFEbody™ technology and (ii) Adagene establishes reasonable firewall protections and safeguards designed to ensure the activities of its personnel under this Agreement are segregated from all activities of the Adagene Acquiror that would otherwise constitute a breach of Section 2.8(a) or 2.8(b), including without limitation ensuring that none of any Adagene Acquiror’s personnel have access to Exelixis’ Confidential Information, including non-public plans or information relating to the Development or Commercialization of Compounds or Products under this Agreement.

2.9                               Exelixis Exclusivity.  Except for Compounds and Products under this Agreement, during the Term Exelixis shall not, and shall cause its Affiliates to not, directly or indirectly (including through a Third Party), research, develop, make, collaborate or consult with Third Parties, or commercialize any product directed to a Collaboration Target to the extent that such product contains or comprises (a) an Exelixis mAB used in a Compound being Developed by or on behalf of Exelixis under this Agreement, or (b) an antibody the variable regions of which have a [***] or greater sequence identity to an Exelixis mAB used in a Compound being Developed by or on behalf of Exelixis under this Agreement, in each case ((a) and (b)) that utilizes a protease-based masking technology that uses a peptide or small protein based domain (and in any case, [***]  amino acids in length) as the blocking moiety.

3.                                      GOVERNANCE

3.1                               Joint Steering Committee.  Within  [***] after the Effective Date, the Parties shall establish a Joint Steering Committee (the “Joint Steering Committee” or the “JSC”), composed of an equal number of  [***] of each Party, to oversee and guide the strategic direction of the collaboration of the Parties during the Collaboration Program.  The JSC shall act as a joint consultative body during the Collaboration Program.  The JSC in particular shall:

(a)                                 oversee and monitor all Compound Research Activities under each Target Program Plan;

(b)                                 discuss, review, comment on, and approve the Target Program Plan for the Collaboration Target selected pursuant to Section 4.2(b), including protocols for non-clinical and preclinical studies outlined in each Target Program Plan;

(c)                                  discuss and review the use of any Exelixis mAB with respect to a Collaboration Target;

(d)                                 review and discuss the status of each Target Program Plan and the Data generated during the performance thereof;

(e)                                  discuss, review, comment on, and approve (subject to Section 3.3) any proposed amendments to a Target Program Plan, including any additional non-clinical and preclinical research, and protocols for additional non-clinical and preclinical studies;

(f)                                   discuss and approve a transfer process and format for disclosure of Data, Compound Inventions, and Adagene Know-How to Exelixis under Section 2.6;

(g)                                 identify the need for and create subcommittees of the JSC, which shall be subject to and report to the JSC, and assign responsibilities and authorities to such subcommittees, as the JSC determines necessary;

(h)                                 discuss any Third Party Know-How or Patents that come to the attention of the Parties as set forth in Section 2.7 and determine whether it is advisable for either Party to negotiate with such Third Party for a license under any of such Know-How or Patents; and

(i)                                    perform such other functions as appropriate to further the purposes of the Research Program, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.2                               JSC Membership and Meetings.

(a)                                 JSC Members.  Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its representatives on the JSC upon written notice to the other Party.  Exelixis shall appoint the chairperson of the JSC.  The chairperson shall oversee preparation and circulation of agendas to JSC members at least  [***] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the chairperson and circulated to JSC members within  [***] after such meeting.  The initial members of each of the JSC shall be determined by the Parties within  [***] following the Effective Date.

(b)                                 Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than  [***].  Meetings may be by telephone or video conference or in person.  The first JSC meeting shall be held promptly after formation, but in any event no later than within [***] after the Effective Date.  In-person meetings shall be held at locations alternately selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in any JSC meeting.  No action taken at any meeting of the JSC during the Collaboration Program shall be effective unless at least one (1) representative of each Party is participating.  In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving disputes or for the purpose of reviewing or making decisions pertaining to material subject-matter, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting.  Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [***] following the notification date of request that such meeting be held.

(c)                                  Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3                               Decision-Making.

(a)                                 All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within  [***], then either Party at any time may refer such issue to the Executive Officers for resolution.

(b)                                 If the Executive Officers cannot resolve such matter within  [***] after such matter has been referred to them, then (i) Adagene shall have final decision making authority, which shall be exercised in its sole reasonable discretion, with respect to the application of the Adagene Platform Technology in the conduct of the Compound Research Activities as described in Section 1.30(a) (i.e., in connection with the initial assembly and primary screen of Compounds, but not with respect to any in vitro or in vivo studies of such Compounds) and (ii) Exelixis shall have final decision making authority, which shall be exercised in its sole reasonable discretion, with respect to all other Development, regulatory, and manufacturing matters with respect to any Target Program Plan, including, for clarity, the selection of the Lead Compound(s), preclinical and clinical Development work conducted solely by Exelixis (alone or in collaboration with Third Parties), regulatory activities, manufacturing and commercial matters with respect to the Lead Compound and the Product.  Notwithstanding the foregoing subsection (ii), [***].

3.4                               Limitations on Authority.  The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JSC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JSC decision may be in contravention of any terms or conditions of this Agreement.

3.5                               Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist, on a Collaboration Target-by-Collaboration Target basis, until the first to occur of:  (a) the Parties mutually agree to disband the JSC or (b) the completion of all Compound Research Activities under the Target Program Plan for such Collaboration Target.  Upon the first to occur of the foregoing (a) or (b), the JSC shall automatically dissolve and, thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.6                               Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Collaboration Program and Term.  If not already a member of the JSC, each Alliance Manager shall be permitted to attend JSC meetings as appropriate as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication between the Parties with respect to all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Party shall bear its own costs of its Alliance Manager.

4.                                      COMPOUND RESEARCH ACTIVITIES

4.1                               Overview; Timelines.  Subject to the terms and conditions of this Agreement, during the Collaboration Program the Parties will collaborate with respect to the performance of each Target Program Plan.  Following the completion of a Target Program Plan, subject to Exelixis’ diligence obligations under Section 4.7, Exelixis shall have the sole and exclusive right and responsibility, at its own expense, for the Development of the Lead Compounds and Products corresponding to such Collaboration Target in the Territory.

4.2                               Target Selection.

(a)                                 Target Nomination.  The Parties shall collaborate with respect to the performance of two (2) Target Program Plans.  Subject to the remainder of this Section 4.2(a), during the Target Selection Term, Exelixis shall nominate Targets as Collaboration Targets as described in this Section 4.2 until one (1) further Target in addition to the Initial Target has been designated as a Collaboration Target under this Agreement.

(b)                                 Gatekeeper.  Exelixis shall nominate a Target as a Collaboration Target by providing written notice thereof (a “Target Nomination Notice”) to a Third Party gatekeeper mutually agreed upon by the Parties (“Gatekeeper”).  Within  [***] after the Gatekeeper’s selection, Adagene shall provide to the Gatekeeper a list of Targets that are Unavailable to enable him/her to make an accurate determination as to whether such nominated Target is Available or Unavailable.  Upon the request of the Gatekeeper, Adagene shall provide supporting documentation to the Gatekeeper that is reasonably required by the Gatekeeper to verify that a Target is Unavailable. The Gatekeeper shall notify Exelixis of his/her determination within [***] after his/her receipt of Adagene’s Target list and supporting documentation (if requested), and the Gatekeeper’s determination shall be binding upon the Parties. [***]

(c)                                  Available.  If the Gatekeeper notifies Exelixis that a Target nominated by Exelixis in a Target Nomination Notice is Available, then, if Exelixis wishes to designate such Target as a Collaboration Target under this Agreement, Exelixis shall provide Adagene written notice confirming such nomination to Adagene (a “Collaboration Target Designation Notice”) within [***] after receipt of Adagene’s notice of Availability.  Upon Adagene’s receipt of a Collaboration Target Designation Notice, such Target shall be automatically designated a Collaboration Target under this Agreement.  As soon as reasonably practicable following such designation, the JSC shall mutually agree upon a Target Program Plan with respect to such Collaboration Target, which Target Program Plan shall be substantially similar in form and content to the Target Program Plan for the Initial Target, but taking into consideration any differences in research activities required to achieve the applicable criteria for such Collaboration Target.

(d)                                 Unavailable.  If the Gatekeeper notifies Exelixis that the Target is Unavailable, such Target shall not be designated a Collaboration Target and Exelixis shall have the right to nominate another Target as a Collaboration Target at any time prior to the later of (i) the expiration of the Target Selection Term and (ii) [***] after receipt of Adagene’s written notice of such Unavailability.

4.3                               Target Program Plan.

(a)                                 General.  All Compound Research Activities for a Collaboration Target shall be conducted pursuant to a written plan (the “Target Program Plan”), which shall set forth the timeline and details for such Compound Research Activities.  Each Target Program Plan shall also include a reasonably detailed budget of the costs by Calendar Quarter for the Compound Research Activities (the “Target Program Budget”) on an activity-by-activity or study-by-study basis, as appropriate.  [***].  If the terms of any Target Program Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.  From time to time during the performance of each Target Program Plan, the Parties, via the JSC, may prepare updates and amendments, as appropriate, to the then-current applicable Target Program Plan.

(b)                                 Revisions.  The JSC shall review each Target Program Plan and Target Program Budget on a Calendar Quarter basis for potential amendment in accordance with this Section 4.3(b).  In addition, from time to time, either Party may propose updates and amendments, as appropriate, to a Target Program Plan to add, remove, or modify the Compound Research Activities under such Target Program Plan (including any consequential changes to the Target Program Budget) (“Plan Revisions”).  The Party wishing to make such a revision shall provide the other Party, via the JSC, with a copy of the proposed Plan Revisions and allow the other Party a reasonable opportunity (not to exceed  [***]) to review and comment thereon.  Any Plan Revision must be approved by the JSC in accordance with Article 3.

4.4                               Performance of Compound Research Activities.  With respect to each Collaboration Target, Adagene shall use Commercially Reasonable Efforts to perform the Compound Research Activities set forth in the applicable Target Program Plan in accordance with the terms and timeline set forth therein and the terms of this Agreement to generate up to  [***] Compounds that meet the applicable Development Criteria set forth in such Target Program Plan  to be selected as Lead Compounds.

(a)                                 Binders and mABs.  With respect to each Collaboration Target, Exelixis will provide to Adagene an Exelixis mAB directed to the applicable Collaboration Target for use in the generation of Compounds pursuant to the following Section 4.4(b).  Each Binder and mAB to be used in such activities shall be specified in the Target Program Plan for such Collaboration Target.

(b)                                 Part 1 — Compound Generation.  During Part 1 of each Target Program Plan, Adagene shall generate a series of alternative Compounds that are directed to the applicable Collaboration Target and are considered suitable for further evaluation.  Prior to each regularly scheduled JSC meeting, Adagene shall provide Exelixis with all Data generated to date for a Target Program since the last such provision of Data pursuant to this Section 4.4(b).  At each such meeting, the Parties shall review and discuss the Compounds Developed to date, and any Data generated by the Parties with respect thereto, and whether any such Compound is determined by Exelixis, in consultation with Adagene, to have satisfied the applicable Development Criteria and to be suitable to advance to Part 2. On a Collaboration Target-by-Collaboration Target basis, following completion of the Part 1 Compound Research Activities, Adagene shall prepare and deliver to the JSC a data package that includes the Data generated by Adagene in the performance of Part 1 of the respective Target Program Plan (the “Data Package Part 1”).  Within [***] upon receipt of the Data Package Part 1, Exelixis may select  [***] Compounds from the Data Package Part 1 to advance to Part 2. For clarity, Part 1 of the Target Program Plan corresponds to Stages 1-3 of the study plan agreed between the Parties.

(c)                                  Part 2 — Assays and Studies.  Following Exelixis’ designation of one or more Compounds pursuant to Section 4.4(b) for a Collaboration Target, Adagene shall perform the Compound Research Activities under Part 2 of the Target Program Plan for each such Compound.  Exelixis shall have the right to audit Adagene’s performance of any Part 2 Compound Research Activities at Exelixis’ cost, and any Third Party vendors conducting such activities on Adagene’s behalf, in each case upon written request, and in each case only one time (in the absence of cause); provided, however, that if an audit of any Third Party vendor by Exelixis is not reasonably possible under Adagene’s written agreement with such vendor, Exelixis shall have the right, upon request, to review Adagene’s audit reports of such vendor.  Prior to each regularly scheduled JSC meeting during the performance of the Part 2 activities, Adagene shall provide Exelixis with all Data generated under such Target Program Plan since the last such provision of Data pursuant to this Section 4.4(c).  Following completion of the Part 2 Compound Research Activities for each Compound, Adagene shall prepare and deliver to the JSC a data package that includes all Data generated by Adagene in the performance of Part 2 of such Target Program Plan (the “Data Package Part 2”).  The JSC shall review the Data Package Part 2 and determine whether any data or information is missing from such Data Package Part 2.  With respect to any data or information identified as missing from such Data Package Part 2, the Parties shall cooperate to promptly update such Data Package to include such missing information and data, provided that Adagene shall not be obliged to perform further research activities, including any further in vivo studies other than the studies described in the applicable Target Program Plan, unless otherwise agreed by the parties pursuant to Article 3.  Following the provision of such missing information to the Data Package Part 2, or if the JSC makes no requests for additional information, the Data Package, and corresponding Target Program Plan, shall be deemed complete.  Upon the Data Package Part 2 being deemed complete, Exelixis shall have the right to select  [***] Compounds from the Data Package to be lead compounds (each such Compound so selected, a “Lead Compound”).  In the event that no Lead Compound for a Collaboration Target is designated, Exelixis shall have the right to terminate such Collaboration Target upon written notice to Adagene in accordance with Section 13.3.  For clarity, Part 2 of the Target Program Plan corresponds to Stage 4 of the study plan agreed between the Parties.

(d)                                 Part 3 — In Vivo Studies and Manufacturing. Following Exelixis’ designation  [***] Lead Compounds pursuant to Section 4.4(c) for a Collaboration Target, Adagene shall perform the Compound Research Activities under Part 3 of the Target Program Plan for each such Lead Compound. On a Collaboration Target-by-Collaboration Target basis, following completion of the Part 3 Compound Research Activities, Adagene shall prepare and deliver to the JSC a data package that includes the Data generated by Adagene in the performance of Part 3 of the respective Target Program Plan. For clarity, Part 3 of the Target Program Plan corresponds to Stages 5 and 6 of the study plan agreed between the Parties.

4.5                               Development Costs.  Adagene shall be responsible for the Development Costs incurred by Adagene in the performance of the Compound Research Activities in accordance with each Target Program Plan and associated Target Program Budget.  Exelixis shall reimburse Adagene for Development Costs associated with additional Compound Research Activities added to a Target Program Plan as and to the extent set forth in Section 7.2(a).

4.6                               Diligence.

(a)                                 General.

(i)                                    During the Collaboration Program, Adagene shall use Commercially Reasonable Efforts to perform the Compound Research Activities under and in accordance with each Target Program Plan.

(ii)                                Following the delivery to Exelixis of (A) a complete Data Package Part 2 in accordance with Section 4.4(c) and (B) the material specified in Section 6.1, in each case ((A) and (B)) with respect to a Collaboration Target, Exelixis shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for one (1) Product corresponding to such Collaboration Target in the Territory.

(b)                                 Development Updates.

(i)                                    Adagene’s Obligations.  At each regularly scheduled JSC meeting during the Collaboration Program, Adagene shall provide the JSC with regular reports detailing its activities under each Target Program Plan, in each case to the extent then-ongoing, and the results of such activities.  The Parties shall discuss the status, progress, and results of such activities at such JSC meetings.

(ii)                                Exelixis’ Obligations.  Following the discontinuation of the JSC pursuant to Section 3.5, Exelixis shall provide to Adagene written reports on  [***] basis regarding its significant Development (including receipts of Regulatory Approval) activities with respect to Products for each Collaboration Target in the Territory.  Each such written report shall summarize in reasonable detail Exelixis’, its Affiliates’, and Sublicensees’ significant Development activities, and the progress made with respect to the Development and Regulatory Approval of Products in the Territory, and shall contain relevant information at a level of detail reasonably required by Adagene to determine whether Exelixis is in compliance with its diligence obligations set forth herein.

4.7                               Compliance.  Each Party shall perform the Development activities assigned to it under each Target Program Plan in compliance with all Applicable Laws, including GLP and other good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.8                               Development Records.  Each Party shall maintain complete, current, and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws.  Adagene shall provide Exelixis, during regular business hours and upon reasonable notice, the opportunity to inspect and copy all such Development records created by Adagene in the performance of any Target Program Plan.

4.9                               Use of Subcontractors.  Adagene may perform its Development activities under this Agreement through one or more subcontractors with Exelixis’ prior written consent, provided that (a) Adagene will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 13; and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to Adagene.  For clarity, Exelixis may subcontract any of its Development activities under this Agreement in its sole discretion, provided that any such subcontracting shall be consistent with the terms and conditions of this Agreement, including the confidentiality obligations and the intellectual property provisions.

4.10                        Regulatory Responsibilities.  Exelixis shall own all Regulatory Filings and Regulatory Approvals for the Products in the Field in the Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Product in the Field in the Territory at its expense.  Upon Exelixis’ request and at its expense, Adagene shall reasonably assist Exelixis in connection with the preparation and filing of such Regulatory Filings, including by providing any and all documentation, Data, and other Adagene Know-How reasonably requested by Exelixis in support of such Regulatory Filings, in each case to the extent not previously provided pursuant to Section 2.6.

5.                                      COMMERCIALIZATION

5.1                               General.  Subject to the terms and conditions of this Article 5, Exelixis shall have the sole and exclusive right and responsibility, at its expense, for all aspects of the Commercialization of Products corresponding to Collaboration Targets in the Territory.

5.2                               Diligence.

(a)                                 General.  During the Term, with respect to each Collaboration Target, Exelixis, either itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize one Product for which Regulatory Approval has been obtained in the Territory.  For clarity, as between the Parties and subject to the foregoing sentence, Exelixis shall retain at all times sole and complete decision-making authority regarding whether to launch any particular Product in any particular country, and whether to launch any particular Product itself or through its Affiliates or Sublicensees anywhere in the Territory.

(b)                                 Commercial Updates.  Exelixis shall provide to Adagene written reports on  [***] basis regarding its significant Commercialization activities with respect to Products in the Territory.  Each such written report shall summarize in reasonable detail Exelixis’, its Affiliates’, and Sublicensees’ significant Commercialization activities that have been conducted since the last reporting date and that are planned for the current year with respect to the Commercialization of each Product in the Territory.

6.                                      MANUFACTURE AND SUPPLY

6.1                               Adagene Manufacture and Supply.  Adagene, itself or through one or more Third Party contract manufacturers, shall be responsible, at its own expense, for all manufacturing activities necessary to perform any of its obligations under each Target Program Plan.  In addition, Adagene shall provide, at its own expense, Exelixis with the sequence of each Lead Compound, as well as 10ug of cDNA for each Lead Compound for a Collaboration Target, in each case promptly after the designation thereof pursuant to Section 4.4(c).

6.2                               Exelixis Supply.  Following the completion of a Target Program Plan in respect of a Collaboration Target, Exelixis, either directly or through one or more Third Party contract manufacturers, shall provide all Lead Compounds and Products for use in the Development and Commercialization of such Products under this Agreement.

7.                                      FINANCIAL PROVISIONS

7.1                               Upfront Payment.  In partial consideration of the rights granted to Exelixis under this Agreement, within  [***] after the Effective Date, Exelixis shall pay to Adagene a one-time, non-refundable, non-creditable upfront payment of eleven million dollars ($11,000,000).

7.2                               Reimbursement of Development Costs.

(a)                                 Development Costs.  Adagene shall be responsible for the costs incurred in performing the Compound Research Activities specified under the initial Target Program Plan for each Collaboration Target (including FTE Costs and amounts that Adagene pays to Third Parties subcontracted to perform certain of Adagene’s obligations under a Target Program Plan) (collectively, “Development Costs”).  In addition, Adagene shall be responsible for the Development Costs incurred in performing additional activities or studies added to the initial Target Program Plan pursuant to Section 4.3(b) to the extent that such Development Costs do not exceed, in the aggregate, [***] more than the total amount budgeted under the initial Target Program Budget for such Target Program Plan (the “R&D Cap”).  Exelixis shall reimburse Adagene for any Development Costs incurred by Adagene in performing additional activities or studies added to the initial Target Program Plan pursuant to Section 4.3(b) in excess of the R&D Cap to the extent such costs are incurred in accordance with the applicable Target Program Budget (as revised pursuant to Section 4.3(b)).

(b)                                 Estimates and Invoices.  Within [***] after the end of each month in which Adagene incurs any Development Costs under a Target Program Plan in excess of the R&D Cap, Adagene shall submit to Exelixis (i) an invoice setting forth the total Development Costs incurred by Adagene in accordance with the applicable Target Program Budget in such month that exceed the R&D Cap, (ii) monthly timesheets indicating the percentage of time and the hour equivalent of such percentage Adagene personnel allocated to such Compound Research Activities during such month, as reasonably necessary to confirm the manner and circumstances in which such costs were incurred, and (iii) documentation confirming any out-of-pocket expenses paid by Adagene for such Compound Research Activities during such month.  Exelixis shall pay the undisputed amounts invoiced within  [***] after receipt of the invoice.  Adagene shall notify Exelixis as soon as reasonably practicable in the event that it becomes aware that Development Costs are expected to deviate from the Target Program Budget, whereupon the Parties shall discuss the causes of such deviation, and an appropriate adjustment to the Target Program Budget. The Parties shall refer any Target Program Budget increase amounting to greater than [***] of the previously approved amount to the JSC for prior approval. Unless such budget increase is approved by the JSC, Exelixis shall have no responsibility for, nor any liability in respect of, any Development Costs in excess of  [***] of the amount set out in the Target Program Budget (as revised from time to time).

7.3                               Development Milestone Payments.

(a)                                 Development Milestones.  Subject to the remainder of this Section 7.3(a), on a Collaboration Target-by-Collaboration Target basis, Exelixis shall pay to Adagene the one-time, non-refundable, non-creditable payment set forth in the table below upon the first achievement of the respective applicable milestone event by a Product corresponding to such Collaboration Target (whether by or on behalf of Exelixis or its Affiliates or Sublicensees):

Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]

For clarity, the foregoing milestone payments shall be payable one-time only with respect to each Collaboration Target, regardless of the number of Products corresponding to such Collaboration Target to achieve such milestone event. With respect to the milestone events and milestone payments listed under number 1 through number 5 above, if any such milestone event has not occurred until the achievement of the subsequent milestone event for a Product directed to the same Collaboration Target, the milestone payment for such milestone event shall become due upon the achievement of the subsequent milestone event by a Product directed to the same Collaboration Target.

(b)                                 Notice and Payment.  Exelixis shall notify Adagene in writing within [***] after the achievement of any milestone set forth in this Section 7.3 by Exelixis, its Affiliates, or Sublicensee(s).  Exelixis shall pay to Adagene the applicable development milestone payments within  [***] after the achievement of the applicable milestone event.

7.4                               Sales-Based Milestones Payments.

(a)                                 Sales Milestones.  Subject to the remainder of this Section 7.4(a), on a Collaboration Target-by-Collaboration Target basis, Exelixis shall pay to Adagene the non-refundable, non-creditable payments set forth in the table below within  [***] after the end of the Calendar Year in which the corresponding milestone event is first achieved by all Products corresponding to a Collaboration Target (whether by or on behalf of Exelixis or its Affiliates or Sublicensees).

Annual Net Sales of all Products in the Territory directed to a particular Collaboration Target	Sales Milestone Payments
Exceed [***]	[***]
Exceed [***]	[***]
Exceed [***]	[***]

For clarity, the foregoing milestone payments shall be payable one-time only with respect to each Collaboration Target, regardless of the number of Products corresponding to such Collaboration Target to achieve such milestone event.  For the avoidance of doubt, from and after the expiration of the Royalty Term for a Product in a country, Net Sales of such Product in such country shall be excluded for purposes of calculating the Net Sales thresholds set forth in this Section 7.4(a).  If more than one sales milestone event is achieved in a single Calendar Year, then the sales milestone payments for all sales milestone events achieved in such Calendar Year shall be due.

(b)                                 Notice and Payment.  As part of the report provided pursuant to Section 8.1, on a Collaboration Target-by-Collaboration Target basis, Exelixis shall provide written notice to Adagene upon the annual Net Sales of the Products for a Collaboration Target in the Territory first reaching each of the values set forth in Section 7.4(a) above.  Each milestone payment set forth in the table above shall be paid as set forth in Section 7.4(a).

7.5                               Royalty Payments.

(a)                                 Royalty Rate.  On a Collaboration Target-by-Collaboration Target basis, subject to the remainder of this Section 7.5, during the Royalty Term for a Product, Exelixis shall pay to Adagene a non-refundable, non-creditable  [***]  royalty on the aggregate annual Net Sales of such Product in the Territory, as calculated by multiplying the foregoing royalty rate by the amount of Net Sales of such Product in the Territory in the applicable Calendar Year.

(b)                                 Royalty Term.  Royalties shall be paid on a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a country by or on behalf of Exelixis, its Affiliates, or Sublicensees until the latest of (i) ten (10) years after the First Commercial Sale of such Product in such country, (ii) expiration of the last-to-expire Valid Claim of the Adagene Patents, Adagene Platform Patents, and Product Patents in such country covering such Product’s composition of matter or method of use as such Product is sold in such country, or

(iii) the expiration of Regulatory Exclusivity for such Product in such country (the “Royalty Term”).

(c)                                  Royalty Reductions.

(i)                                    Biosimilar Entry.  If one or more Biosimilar Products to a Product is sold in a country in the Territory in any Calendar Quarter during the Royalty Term for such Product in such country, and during such Calendar Quarter [***], then the royalty rate provided in Section 7.5(a) for such Product in such country shall be reduced  [***] for such Calendar Quarter and each subsequent Calendar Quarter during such Royalty Term.

(ii)                                Patent Expiry.  If during any Calendar Quarter of the Royalty Term for a particular Product in a country no Valid Claim of any Adagene Patent, Adagene Platform Patent, or Product Patent in such country covers such Product’s composition of matter or method of use as such Product is sold in such country, then the royalty rate provided in Section 7.5(a) shall be reduced by  [***] for such Product in such country for such Calendar Quarter.

(iii)                            Royalty Floor.  Notwithstanding the foregoing Sections 7.5(c)(i) and 7.5(c)(ii) with respect to any Product in any Calendar Quarter, the operation of Sections 7.5(c)(i) and 7.5(c)(ii), individually or in combination, shall not reduce by more than  [***]  the royalties that would otherwise have been due under Section 7.5(a) with respect to Net Sales of such Product in the applicable country(ies) during such Calendar Quarter.

(d)                                 Compulsory Licenses.  If Exelixis or its Affiliate or Sublicensee is required in a given country to issue a Compulsory Sublicense to one or more Compulsory Licensees for the sale of Product(s) in such country, then the sales of such Compulsory Sublicensee shall be excluded from Net Sales, and Exelixis shall pay to Adagene [***] of any royalty payment received by Exelixis from the compulsory sublicensee for the sale of such Product(s) in such country.

8.                                      PAYMENT; RECORDS; AUDITS

8.1                               Payment; Reports.  Royalty payments due by Exelixis to Adagene under Section 7.5 shall be calculated and reported for each Calendar Quarter during the Royalty Term.  Royalty payments due under Section 7.5 shall be paid within  [***] after the end of each Calendar Quarter and shall be accompanied by a report setting forth the Net Sales of the Products by Exelixis and its Affiliates and Sublicensees in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including the number of Products sold, the gross sales and Net Sales of Products ([***]), the royalties payable, the method used to calculate the royalties, the exchange rates used, and whether any sales milestone under Section 7.4 has been achieved.

8.2                               Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.

With respect to conversion of Net Sales in any currency other than U.S. dollars to U.S. dollars, Exelixis or its Affiliates or Sublicensees shall convert the Net Sales for the Products using its then-current standard worldwide currency conversion methodology applied to its external reporting.    All payments owed to Adagene under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Adagene, unless otherwise specified in writing by Adagene.

8.3                               Adagene Reporting.

(a)                                 As of the Effective Date, Adagene shall provide Exelixis with a copy of Adagene’s most recent unaudited financial statements prepared in accordance with Accounting Standards aggregated summary of programs by development stage (i.e. non-clinical vs clinical) and aggregated summary of resources (FTE allocation) (“Initial Financial Information”) as required to make a determination if entering into this Agreement imposes on Exelixis the requirements of the variable interest entity consolidation model as described in Accounting Standards Codification 810 (“VIE Accounting”). During the Term, Adagene shall provide Exelixis its annual audited financial statements in accordance with Accounting Standards within four (4) months of the end of each fiscal year of Adagene. In addition, Adagene shall provide Exelixis updates to the Initial Financial Information and information pertaining to other material changes to its business as reasonably necessary for such determination on a quarterly basis, as set forth in Exhibit D by the end of the second month of each Calendar Quarter.  If Exelixis determines in its reasonable judgment that VIE Accounting is required in any Calendar Quarter (the “VIE Determination”) then the provisions of Sections 8.3(b) and 8.3(c) below will apply until such time as VIE Accounting is no longer required.  In the event that a VIE Determination is not made, or a VIE Determination is removed, then the provisions of Sections 8.3(b) and 8.3(c) below will not apply, but Adagene will continue to provide quarterly updates in accordance with this Section 8.3(a).

(b)                                 Subject to Section 8.3(a), Adagene shall continue to provide updates to the Initial Financial Information on a quarterly basis, and annual audited financial statements on an annual basis. In addition, Adagene will provide information reasonably required to prepare consolidated financial statements in accordance with US GAAP.  Adagene may choose to remove any confidential information that is not required for Exelixis consolidation reporting.

(c)                                  Subject to Section 8.3(a), should Adagene enter into a Relevant Transaction, Adagene shall disclose the occurrence of such Relevant Transaction within thirty (30) days of such occurrence to Exelixis in writing, and, upon Exelixis’ request, shall provide to Exelixis additional information about such Relevant Transaction solely to the extent reasonably necessary for Exelixis to confirm the VIE Determination in accordance with Accounting Standards, and subject to any confidentiality obligations of Adagene to any Third Party.  For purposes of the above, “Relevant Transaction” means any of the following: (i) a bona fide equity financing which results in a material change to Adagene’s capitalization, or (ii) any material purchase or redemption by Adagene of any shares of Adagene’s capital stock other than (A) repurchases or redemptions of stock from former employees, officers, directors, consultants or other persons who performed services for Adagene or any subsidiary in connection with the cessation of such employment or service, or (B) the exercise of a contractual right of first refusal by Adagene, or (iii) any material contractual arrangement under which Adagene licenses to Third Parties any Adagene’s technology or platform, any divestitures, reorganization of the entity.

8.4                               The Initial Financial Statements and any other information provided to Exelixis under this Section 8.4:  (i) shall be deemed Licensor’s Confidential Information under Article 12, (ii) without limiting the foregoing, may only be used by Exelixis’ Chief Financial Officer, controller or similarly situated employee (and personnel working under such controller, on a need-to-know basis) and Exelixis’ independent auditors solely for the purpose of confirming VIE Determination in accordance to U.S. GAAP, and (iii) may not be shared with any other Exelixis employee.

8.5                               Taxes.

(a)                                 Taxes on Income.  Except as otherwise provided in this Section 8.5, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)                                 Tax Cooperation.  The Parties shall cooperate with one another and use reasonable efforts to avoid or reduce tax withholding (e.g., withholding imposed under any U.S. federal, state or local statute, regulation or code) or similar obligations in respect of the milestone payments, royalty payments, and other payments made by Exelixis under this Agreement.  To the extent Exelixis is required by Applicable Laws to deduct and withhold taxes on any payment to Adagene, Exelixis shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Adagene an official tax certificate or other evidence of such payment sufficient to enable Adagene to claim such payment of taxes.  Adagene shall provide Exelixis any tax forms that may be reasonably necessary in order for Exelixis to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Adagene shall use reasonable efforts to provide any such tax forms to Exelixis in advance of the due date.  Exelixis shall provide Adagene with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Adagene.  Exelixis shall have the right to deduct any such tax, levy, or charge actually paid from payment due to Adagene.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c)                                  Other Tax Liability.   All amounts payable under this Agreement are exclusive of value added or similar taxes (the “VAT”). In the event of value added or similar taxes incurred by a Party with respect to payments made to a Party hereunder or the activities underlying such payments, each Party and its Affiliates will use reasonable efforts to secure available exemption(s) from VAT or cooperate with the other Party’s efforts to obtain maximum recovery of VAT paid or incurred by such Party or any Affiliate, to the extent permitted by Applicable Law.

8.6                               Records; Audit.  Each Party shall keep, and shall require its Affiliates, contractors, and Sublicensees to keep, complete and accurate records pertaining to, in the case of Adagene, the performance of each Compound Research Activity and, in the case of Exelixis, the sale or other disposition of Products, in each case in sufficient detail to permit the other Party to confirm the accuracy of any payment due hereunder.  Each Party will keep such books and records for  [***] following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Laws.  Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, a Party may inspect the other Party’s records via an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement and of any payments made, or required to be made, to such auditing Party pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits shall be limited to once each Calendar Year and once with respect to records covering any specific period of time.  Such auditor shall not disclose any of the audited Party’s Confidential Information to the auditing Party, and shall only report whether the financial reports provided by the audited Party and the amount of payments made to or by a Party are correct or not, and the amount of any discrepancy.  In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within  [***] after the Auditor’s report.  The auditing Party shall bear the full cost of such audit unless such audit reveals a discrepancy in the auditing Party’s favor of more than  [***] from the reported amounts, in which case the audited Party shall reimburse the auditing Party for the reasonable out-of-pocket costs incurred for such audit.

8.7                               Late Payments.  In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from thirty (30) day past the date due at the interest rate of [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

9.                                      INTELLECTUAL PROPERTY

9.1                               Ownership.

(a)                                 Data.  All Data shall be the exclusive property of Exelixis.  Adagene hereby assigns to Exelixis all of Adagene’s right, title, and interest in and to all Data.  To effectuate the foregoing assignment, Adagene shall ensure that all entities and individuals that perform any activities on behalf of Adagene hereunder are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to Adagene or to an entity that is obligated to assign all such right, title, and interest to Adagene.

(b)                                 Compound Inventions.  All Inventions other than Platform Inventions, whether or not patentable, that (i) constitute the composition of matter, synthesis or manufacture, use, or formulation of any Compound or (ii) relate to an Exelixis mAB, in each case ((i) and (ii)) that are generated in the performance of any Compound Research Activities or other Development, manufacturing, or regulatory activities under this Agreement solely by one or more employees or agents of a Party or its Affiliates or other persons acting on such Party’s behalf, or jointly by one or more employees or agents of each Party or its Affiliates or other persons acting on their behalf, (collectively, the “Compound Inventions”) shall be the exclusive property of Exelixis.  Adagene shall notify and transfer to Exelixis each Compound Invention promptly after its conception, development, or reduction to practice by Adagene or its Affiliate or contractor.  Adagene hereby assigns to Exelixis all of Adagene’s right, title, and interest in and to all Compound Inventions.  To effectuate the foregoing assignment, Adagene shall ensure that all entities and individuals that perform any activities on behalf of Adagene under this Agreement are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to Adagene or to an entity that is obligated to assign all such right, title, and interest to Adagene.  Adagene shall assist Exelixis, at Exelixis’ expense, in securing for Exelixis any patents, copyrights, or other proprietary rights in such Compound Inventions, and to perform all acts that may be reasonably required to vest in Exelixis all right, title, and interest in such Compound Inventions.

(c)                                  Platform Inventions.  All Inventions, whether or not patentable, that (i) pertain generally to the Adagene Platform Technology or any improvements, enhancements or modifications thereto and (ii) do not specifically describe or claim a Compound or a Product and do not use or incorporate and are not based on any Exelixis mAB, Exelixis Technology, or any of Exelixis’ Confidential Information, and in each case are generated under this Agreement solely by one or more employees or agents of a Party or its Affiliates or other persons acting on a Party’s behalf, or jointly by one or more employees or agents of each Party or its Affiliates or other persons acting on their behalf, (collectively, the “Platform Inventions”) shall be the exclusive property of Adagene.  All Platform Inventions shall be included within the Adagene Platform Technology.  Exelixis hereby assigns to Adagene all of Exelixis’ right, title, and interest in and to all Platform Inventions.  To effectuate the foregoing assignment, Exelixis shall ensure that all entities and individuals that perform any activities on behalf of Exelixis hereunder are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to Exelixis or to an entity that is obligated to assign all such right, title, and interest to Exelixis.  Exelixis shall assist Adagene, at Adagene’s expense, in securing for Adagene any patents, copyrights, or other proprietary rights in such Platform Inventions, and to perform all acts that may be reasonably required to vest in Adagene all right, title, and interest in such Platform Inventions.

(d)                                 Other Inventions.  Except for Compound Inventions and Platform Inventions, each Party shall solely own any discovery or invention made solely by it and its Affiliates’ employees, agents, or independent contractors (the “Sole Inventions”), and the Parties shall jointly own any discovery or invention made jointly by employees, agents, or independent contractors of one Party or its Affiliates together with employees, agents, or independent contractors of the other Party or its Affiliates (the “Joint Inventions”).  All Patents claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit its interest under the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

9.2                               Patent Prosecution and Maintenance.

(a)                                 Exelixis Patents.  Exelixis shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of the Exelixis Patents (including Product Patents, but excluding Joint Patents) worldwide, using counsel of its own choice.

(b)                                 Adagene Patents and Adagene Platform Patents.  Adagene shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of all Adagene Patents (other than Joint Patents) and Adagene Platform Patents worldwide, at its sole cost and expense and by counsel of its own choice.  Adagene shall keep Exelixis reasonably informed of the status of filing, prosecution, maintenance, and defense, if any, of the Adagene Patents that are listed in Exhibit B (but not the Adagene Platform Patents), and Adagene shall consult with, and consider in good faith the requests and suggestions of, Exelixis with respect to strategies for filing, prosecuting, and defending the Adagene Patents listed in Exhibit B (but not the Adagene Platform Patents).

(c)                                  Joint Patents.

(i)                                    Subject to this Section 9.2(c), Exelixis shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) the Joint Patents using a patent counsel selected by Exelixis and reasonably acceptable to Adagene.  Adagene shall reimburse Exelixis for  [***] of the costs and expenses incurred with respect to the preparation, filing, prosecution, and maintenance of the Joint Patents in the Territory, within [***] after receipt of an invoice for such costs and expenses together with reasonable documentation evidencing such costs and expenses provided by Exelixis.  In the event that Adagene does not reimburse Exelixis for such costs and expenses for any Joint Patent or notifies Exelixis in writing that it elects to cease reimbursing Exelixis for such costs and expense for any Joint Patent, Adagene shall execute such documents and perform such acts, at Adagene’s expense, as may be reasonably necessary to effect an assignment of Adagene’s entire right, title, and interest in and to such Joint Patent to Exelixis, and such Patent shall cease to be a Joint Patent and shall no longer be subject to the licenses and other rights granted by Exelixis to Adagene under this Agreement.  Exelixis shall keep Adagene informed of material progress with regard to the preparation, filing, prosecution, maintenance, and defense, if any, of the Joint Patents, including content, timing, and jurisdiction of the filing of such Joint Patents, and Exelixis shall consult with, and consider in good faith the reasonable comments of Adagene with respect to filing, prosecuting, and defending the Joint Patents in the Territory.

(ii)                                If Exelixis desires to abandon or cease prosecution or maintenance of any Joint Patent in the Territory, Exelixis shall provide reasonable prior written notice to Adagene of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office).  In such case, at Adagene’s sole discretion, upon written notice from Adagene to Exelixis, Adagene may elect to continue prosecution or maintenance of any such Joint Patent at its own expense, and Exelixis shall execute such documents and perform such acts, at Adagene’s expense, as may be reasonably necessary to assign to Adagene Exelixis’ ownership interest therein and to allow Adagene to continue the prosecution and maintenance of such Joint Patent in the Territory.  Any patents so assigned shall cease to be a Joint Patent and shall thereafter be Adagene Patents subject to the licenses herein.

(d)                                 Patent Term Extensions.  Exelixis shall have the right to apply, in its sole discretion and at its expense, for any patent term extension for any Exelixis Patent or Joint Patent in the Territory. Adagene shall have the right to apply, in its sole discretion and at its expense, for any patent term extension for all Adagene Patents (other than Joint Patents) and Adagene Platform Patents in the Territory to the extent that such Patent Term Extensions are not based on Products approval.

(e)                                  Cooperation.  Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under Section 9.2 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates, and their equivalent with respect thereto, at its own cost (except as expressly set forth otherwise in this Section 9.2).  Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions, supplementary protection certificates, and their equivalent.

(f)                                   Separation of Patent Rights. In order to more efficiently enable the prosecution and maintenance of the Product Patents and the Adagene Platform Patents relating to the Inventions described above, the Parties will use good faith efforts to separate Compound Inventions, Platform Inventions, and Joint Inventions into separate filings to the extent possible and without adversely impacting such prosecution and maintenance.  For clarity, it is also the mutual intent of the parties that Adagene Patents, if any, shall be separated and prosecuted as either Product Patents or Adagene Platform Patents to the extent possible without adversely impacting the prosecution and maintenance thereof.

9.3                               Patent Enforcement.

(a)                                 Notice.  Each Party shall notify the other within  [***] after becoming aware of any alleged or threatened infringement by a Third Party of any of the Adagene Patents, Adagene Platform Patents, or Product Patents in the Territory, which infringement adversely affects or could reasonably be expected to adversely affect the Development, manufacture, or Commercialization of any Product (collectively, “Product Infringement”).

(b)                                 Enforcement Right.  Exelixis shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate; provided, however, that with respect to any action involving any Adagene Patent or Adagene Platform Patent, Exelixis shall only have the right to enforce such Adagene Patent or Adagene Platform Patent, as applicable, to the extent such Patent directly and exclusively relates to a Compound or Product (and not to any compound or product that is not a Compound or Product).  Exelixis shall not compromise or settle any such litigation in a way that could reasonably be expected to adversely affect the validity or enforceability of any Adagene Patent or Adagene Platform Patent or result in an admission of liability on the part of Adagene, without Adagene’s prior written consent, such consent not to be unreasonably withheld.  If Exelixis (i) elects to not bring such legal action against a Product Infringement (the decision of which Exelixis shall inform Adagene promptly) or (ii) Exelixis otherwise fails to bring such legal action against a Product Infringement within  [***] after first becoming aware of such Product Infringement, then, to the extent such Product Infringement pertains solely to one or more Adagene Patents or Adagene Platform Patents and not to any Product Patents, Adagene shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Exelixis; provided, however, that Adagene shall not have the right to bring any such action to the extent it relates to a Patent claiming the composition of matter or method of use of any Compound or Product without Exelixis’ prior written consent, which Exelixis may grant in its sole discretion.

(c)                                  Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d)                                 Expense and Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of any litigation described in Section 9.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be allocated as follows:  [***].

(e)                                  Other Infringement.  Except for Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patent against any infringement anywhere in the world.  For clarity, Exelixis shall have the exclusive right to enforce the Exelixis Patents against any infringement in the Territory at its own expense as it determines appropriate.

9.4                               Infringement of Third Party Rights.  If any Product used or sold by Exelixis, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of intellectual property rights in a jurisdiction within the Territory (“Third Party Infringement Claim”), Exelixis shall promptly notify Adagene and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Absent any agreement to the contrary, and subject to claims for indemnification under Article 11, each

Party shall defend itself from any such Third Party Infringement at its own cost and expense, provided, however, that the provisions of Section 9.3 shall govern the right of a Party to assert a counterclaim of infringement of any Adagene Patent, Adagene Platform Patent, or Product Patent.

10.                               REPRESENTATIONS AND WARRANTIES

10.1                        Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date:

(a)                                 it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c)                                  this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

(d)                                 it has the right to grant the licenses granted by it under this Agreement.

10.2                        Covenants.

(a)                                 Employees, Consultants, and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, in the case of contractor, grant a license under) Inventions in a manner consistent with the provisions of this Agreement.

(b)                                 Debarment.  Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)                                  Compliance.  In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

10.3                        Additional Adagene Representations and Warranties.  Adagene represents and warrants as of the Effective Date:

(a)                                 Exhibit B lists all Adagene Patents and Adagene Platform Patents as of the Effective Date and all such Patents listed on Exhibit B are (i) to Adagene’s knowledge, valid and enforceable, (ii) solely and exclusively owned by Adagene, free of any encumbrance, lien, or claim of ownership by any Third Party, and (iii) filed and maintained properly and correctly and all applicable application and maintenance fees have been paid on or before the due date for payment or during any extension thereof.

(b)                                 Each of the Adagene Patents and Adagene Platform Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending; all such inventors have assigned their entire right, title, and interest in and to such inventions to Adagene and all such assignments have been duly recorded and are enforceable in accordance with Applicable Law; and there are no claims or assertions in writing received by Adagene regarding the inventorship of any Adagene Patent alleging that additional or alternative inventors should be listed.

(c)                                  Adagene has the right to grant all rights and licenses it purports to grant to Exelixis with respect to the Adagene Technology and Adagene Platform Technology under this Agreement, free and clear of any rights therein granted to any Third Party.

(d)                                 All Adagene Technology and Adagene Platform Technology is owned by Adagene or its Affiliates and is not held under license from any Third Party.

(e)                                  Adagene has not granted any liens or security interests on any of the Adagene Technology or Adagene Platform Technology.

(f)                                   Adagene has not as of the Effective Date, granted to any Third Party any right under the Adagene Technology or Adagene Platform Technology that would conflict with the rights granted to Exelixis hereunder.

(g)                                 (i) No claim or action has been brought or, to Adagene’s knowledge, threatened in writing, by any Third Party alleging that (A) the Adagene Patents or Adagene Platform Patents are invalid or unenforceable, or (B) the use of the Adagene Know-How or Adagene Platform Technology infringes or misappropriates, or would infringe or misappropriate, any intellectual property right of any Third Party, and (ii) to Adagene’s knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such claims described in subsection (i).

(h)                                 There are no pending or, to Adagene’s knowledge, alleged or threatened, (i) inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the Adagene Patents or Adagene Platform Patents that are in or before any patent authority (or other governmental authority performing similar functions) or (ii) inventorship challenges involving the Adagene Patents or Adagene Platform Patents that are in or before any patent or other Governmental Authority.

(i)                                    To Adagene’s knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated or is threatening to infringe or misappropriate the Adagene Technology or the Adagene Platform Technology.

(j)                                    The inventions claimed by the Adagene Patents and the Adagene Platform Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401.

(k)                                 To Adagene’s knowledge, there are no issues or information related to the Adagene Technology or Adagene Platform Technology, which in Adagene’s reasonable opinion, are reasonably likely to have a material impact on the Development or Commercialization of the Compounds (including any infringement of the Adagene Patents or the Adagene Platform Patents of Third Party patent rights) that have not been fully disclosed to Exelixis in the course of Exelixis’ due diligence.

10.4                        Adagene Covenants.  Adagene covenants to Exelixis:

(a)                                 Adagene will not during the Term grant to any Third Party any right under the Adagene Technology or Adagene Platform Technology that would conflict with the rights granted to Exelixis hereunder.

(a)                                 Adagene shall perform the Compound Research Activities allocated to it under each Target Program Plan in accordance with the same level of care and diligence practiced by recognized firms in performing activities of a similar nature and the Compound Research Activities it performs will conform to the requirements and other terms in the applicable Target Program Plan and this Agreement.

10.5                        Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING, OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY PRODUCT WILL BE SUCCESSFUL.

11.                               INDEMNIFICATION

11.1                        Indemnification by Exelixis.  Exelixis hereby agrees to defend, indemnify, and hold harmless Adagene and its Affiliates and their respective directors, officers, employees, and agents (each, an “Adagene Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Adagene Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of:

(a)                                 the Development, use, manufacture, or Commercialization of any Compound or Product by Exelixis or its Affiliates or Sublicensees or the contractors of any of them (excluding any activities by or on behalf of Adagene or its Affiliates);

(b)                                 the negligence or willful misconduct of any Exelixis Indemnitee; or

(c)                                  the breach by Exelixis of any warranty, representation, covenant, or agreement made by Exelixis in this Agreement;

except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Sections 11.1(a)-(d) for which Adagene is obligated to indemnify any Exelixis Indemnitee under Section 11.2.

11.2                        Indemnification by Adagene.  Adagene hereby agrees to defend, indemnify, and hold harmless Exelixis, its Affiliates, and Sublicensees and their respective directors, officers, employees, and agents (each, an “Exelixis Indemnitee”) from and against any and all Losses to which any Exelixis Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of:

(a)                                 the Development, use, or manufacture of any Compound or Product by Adagene, its Affiliates, or licensees (other than Exelixis) or the contractor of any of them;

(b)                                 the negligence or willful misconduct of any Adagene Indemnitee; or

(c)                                  the infringement or misappropriation by Adagene or any of its Affiliates of any Third Party intellectual property rights resulting from the use or practice of any Adagene Technology or the Adagene Platform Technology, except to the extent such infringement or misappropriation is caused directly by the use of an Exelixis mAB, including the Collaboration Target to which such Exelixis mAB is directed; or

(d)                                 the breach by Adagene of any warranty, representation, covenant, or agreement made by Adagene in this Agreement;

except, in the case of (a), (b), or (d), to the extent such Losses arise out of any activities set forth in Sections 11.1(a)-(c) for which Exelixis is obligated to indemnify any Adagene Indemnitee under Section 11.1.

11.3                        Indemnification Conditions and Procedure.

(a)                                 Notice.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.

(b)                                 Control.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.

(c)                                  Settlement Rights.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party.

(d)                                 Backup Right.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith so long as the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnifying Party, and no restriction on the future actions or activities of the Indemnifying Party), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4                        Insurance.  During the Term and for a commercially reasonable period of time thereafter, each Party, at its own expense, shall maintain commercial general liability insurance, product liability and other appropriate insurance (or, in the case of Exelixis, self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement.  Without limiting the generality of the foregoing, Adagene represents, warrants, and covenants that it possesses and shall maintain during the Term and for [***]  thereafter, at its own expense, comprehensive general liability insurance  [***].  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11.5                        Limitation of Liability.  EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD OR (II) BREACH OF ITS OBLIGATIONS UNDER ARTICLE 12, OR (B) ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1 OR 11.2, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR

(SUB)LICENSEES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.                               CONFIDENTIALITY

12.1                        Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [***] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.

12.2                        Exceptions.  The obligations of confidentiality and restriction on use under Section 12.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of the disclosing Party’s Confidential Information.

12.3                        Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

12.4                        filing, prosecuting, or maintaining Patents as permitted by this Agreement;

12.5                        filing Regulatory Filings for Products that such Party has a license or right to Develop, manufacture, and Commercialize hereunder in a given country or jurisdiction;

12.6                        prosecuting or defending litigation as permitted by this Agreement;

(a)                                 complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges, subject to Section 12.5) or court or administrative orders;

(b)                                 disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein; and

(c)                                  disclosure to its and its Affiliates’ employees, consultants, contractors, agents, licensees, and sublicensees, in each case on a need-to-know basis in connection with the Development, manufacture, or Commercialization of the Products in accordance with the terms of this Agreement, in each case under a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, the Parties shall use good faith efforts to agree on a redacted version of this Agreement within [***] following the Effective Date, it being understood that no consent shall be required for a disclosure of such agreed redacted version pursuant to Section 12.3(b) or 12.3(c).

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.3(a) or 12.3(b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 12.3 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12.

Without limiting a Party’s obligations under this Article 12, a Party shall be liable for any damages incurred by the other Party to the extent arising from any disclosure by such Party of the terms of this Agreement to any Third Party in breach of this Article 12.  Each Party acknowledges that money damages alone may not adequately compensate the other Party in the event of a breach or threatened breach of this paragraph or the other provisions of this Article 12, and that, in addition to all other remedies available to the other Party at law or in equity, the other Party shall be entitled to seek injunctive relief for the enforcement of its rights, including requiring such Party to enforce the confidentiality and non-use provisions of any agreement with a Third Party in accordance with the terms of this Agreement.  For the avoidance of doubt, the provisions of this paragraph are in addition to the other provisions contained in this Article 12.

12.7                        Publications.

(a)                                 Regarding Adagene Platform Technology.  Adagene shall have the sole right, in its sole discretion, to publish or otherwise disclose any information regarding the Adagene Platform Technology or any improvements thereto; provided that in no event shall Adagene disclose any Confidential Information of Exelixis in violation of Section 12.1.

(b)                                 Collaboration Targets.  Exelixis shall have the sole right, in its sole discretion, to publish or otherwise disclose the results of or other information regarding any and all research and Development activities performed hereunder with respect to the Products, including all Compound Research Activities for each Collaboration Target; provided that in no event shall Exelixis disclose any Confidential Information of Adagene in violation of Section 12.1.

12.8                        Publicity; Public Disclosures.

(a)                                 Initial Press Release.  The Parties agree to issue a joint press release substantially in a form agreed by the Parties and attached to this Agreement as Exhibit C announcing the signature of this Agreement at or shortly after the Effective Date within the time-period required by applicable securities laws.

(b)                                 Subsequent Releases.  If a Party wishes to release any subsequent press release or other public statement or announcement about the terms of this Agreement, the Parties’ relationship under this Agreement, performance of this Agreement, or activities conducted under this Agreement (each, a “Release”), such Party shall first obtain the other Party’s written approval of the proposed Release.  The reviewing Party will have  [***], or such shorter period of time as agreed by the Parties or necessary for the releasing Party to comply with Applicable Law, to review and provide comments to such Release and the reviewing Party’s consent of such approval shall not be unreasonably withheld to the extent such information has been previously disclosed.   Notwithstanding the foregoing, a Party need not obtain the other Party’s approval for a Release to the extent such Release (a) discusses a Product which such Party has the right to Commercialize under this Agreement and such Release does not mention the other Party hereto or the relationship of the Parties under this Agreement, or (b) discloses text previously approved in any filing with the SEC or in an offering circular for an unregistered securities offering, but only to the extent the underlying facts disclosed in such previously approved text are still true and accurate, and where the circumstances surrounding such disclosure have not changed.

(c)                                  SEC Disclosures.  With respect to complying with disclosure requirements of the SEC or other stock exchange on which a Party’s securities are publicly traded (or to which an application for listing has been submitted) (“Exchange”) in connection with any required filing of this Agreement, the filing Party will consult with the other Party on the provisions of this Agreement to be redacted in any filings made by such Party with the SEC or other Exchange; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws and will not rely on any statements made by the other Party related to securities laws or regulations.  If Adagene reasonably concludes that it must make a Release, or that any portion of this Agreement must be disclosed, in each case pursuant to the requirements of the SEC or other Exchange, and Exelixis would prefer that such Release not be made, that the information so disclosed within such Release be modified or limited, or that disclosure of the Agreement be limited, then Adagene shall modify or limit such Release to address Exelixis’ concerns, including by incorporating statements suggested by Exelixis (to the extent any such statement is true and accurate) and seeking confidential treatment of the information included in such Release; provided that Adagene may provide to Exelixis a written statement of why any particular modification or limitation proposed by Exelixis would be contrary to requirements of Applicable Law or the rules of the SEC or applicable Exchange or are otherwise necessary for appropriate market disclosure; provided further that any statement proposed by Exelixis which does reduce the information disclosed in such Release shall be included by Adagene in such Release (to the extent such statement is true and accurate).

12.9                        Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 12.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 12.

13.                               TERM AND TERMINATION

13.1                        Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 13 or by mutual written agreement of the Parties, shall continue in effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term for such Product in such country (the “Term”).  Upon the expiration of the Royalty Term for a particular Product in a particular country, the license granted to Exelixis in Section 2.1 with respect to such Product in such country shall be deemed fully-paid, royalty-free, perpetual, and irrevocable.

13.2                        Termination for Cause.

(a)                                 Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement, such material breach to include a failure of Exelixis to comply with its diligence obligations under this Agreement and Adagene’s failure to comply with its exclusivity obligations hereunder, and has not cured such breach to the reasonable satisfaction of the other Party within  [***] ([***] with respect to any payment breach) after notice of such breach from the non-breaching Party.  If the breach is capable of being cured, but cure of such breach (other than non-payment) cannot reasonably be effected within such  [***] period, the breaching Party shall promptly notify the non-breaching Party thereof, and the Parties shall agree on a plan to cure such breach  promptly, but in any event within an additional  [***].  So long as the breaching Party is diligently carrying out such plan, the non-breaching Party shall not have the right to terminate this Agreement.  If the breaching Party fails to diligently carry out such plan and cure such breach within the additional cure period as provided above, then the non-breaching Party may terminate this Agreement upon written notice to the breaching Party; provided that if such material breach relates solely to one Collaboration Target under the Agreement (but not to both Collaboration Targets), then the terminating Party shall have the right to terminate this Agreement pursuant to this Section 13.2(a) solely with respect to the Collaboration Target as to which such material breach relates.

(b)                                 Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within  [***], then the other Party shall not have the right to terminate this Agreement under Section  13.2(a)  unless and until a panel of arbitrators, in accordance with Article  14, has determined that the alleged breaching Party has materially breached the Agreement and, if the breach is then curable, such Party fails to cure such breach within the applicable cure period set forth above following such decision.

(c)                                  Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within  [***] after the commencement thereof.

(d)                                 Safety Reasons.  Exelixis shall have the right to terminate this Agreement on a Collaboration Target-by-Collaboration Target basis immediately upon written notice to Adagene if Exelixis reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of a Product directed to the applicable Collaboration Target is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize such Product.

13.3                        Termination without Cause by Exelixis.  Exelixis shall have the right to terminate this Agreement in its entirety or on Collaboration Target-by-Collaboration Target basis at any time, for any or no reason, upon  [***]  written notice to Adagene.

13.4                        Effects of Termination.  Upon any termination of this Agreement in its entirety by either Party, the following terms will apply.  Upon any termination of this Agreement with respect to a particular Collaboration Target, the following terms will apply solely with respect to such terminated Collaboration Target.  (For clarity, during the pendency of any dispute regarding material breach and/or any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.)

(a)                                 Licenses.  All licenses granted by either Party will automatically terminate.

(b)                                 Return of Exelixis Property.  Adagene shall return to Exelixis all of Exelixis’ Confidential Information and shall deliver to Exelixis, or destroy at Exelixis’ request, the Compound Inventions (in each case to the extent not already provided) and any other deliverables specified in the Target Program Plan (in whatever stage of development or completion).

(c)                                  Non-use Covenant for Masks.  Exelixis shall not, and shall procure that its Affiliates and Sublicensees will not, use, commercialize or otherwise exploit in any way, assign, transfer, license or otherwise grant any rights to any Third Party under the Masks Developed and assigned by Adagene to Exelixis under this Agreement.   Provided, however, that in the event that Exelixis, its Affiliates and/or its Sublicensees do use, commercialize or otherwise exploit such

Masks, such use or commercialization shall be subject to all of the milestone and royalty payment terms and all of the associated reporting terms hereunder.

(d)                                 License to Adagene.  Upon Adagene’s written request to Exelixis within thirty (30) days following the effective date of termination of a Collaboration Target by Exelixis pursuant to Section  13.3, and subject to Exelixis’ agreement to such request in its sole discretion, the Parties shall negotiate in good faith, for a period of  [***] (or such longer period agreed by the Parties), a non-exclusive or exclusive royalty-bearing license under the Exelixis Technology for such terminated Collaboration Target to research, Develop, use, make, have made, sell, offer for sale, import, and otherwise Commercialize the Compounds and Products directed to such Collaboration Target, on commercially reasonable terms taking into account the then current stage of the Product(s) for the applicable terminated Collaboration Target and the license rights requested by Adagene.  Following the expiration of such  [***] period (or such longer period agreed by the Parties), Exelixis shall have no further obligation to Adagene under this Section.

13.5                        Right to Maintain License.  Notwithstanding the foregoing, if Exelixis would otherwise have the right to terminate this Agreement pursuant to Section 13.2(a) (Material Breach), in lieu of such termination Exelixis may elect to continue this Agreement in full force and effect, except that, upon written notice to Adagene, Exelixis’ diligence obligations under Sections 4.6 and 5.2 shall be deemed fully satisfied, and any amounts that would have been due to Adagene by Exelixis accruing after such termination with respect to any Product under Sections 7.3, 7.4, and 7.5 shall each be reduced by  [***] .  Notwithstanding the above, if Adagene disputes in good faith the existence or materiality of such breach and provides Exelixis notice of such dispute within  [***] after receipt of Exelixis’ notice, then the preceding subclauses (a) and (b) will not apply unless and until a panel of arbitrators, in accordance with Article 14, has determined that Adagene has committed such breach failed to cure such breach within the cure period.  For clarity, during the pendency of any dispute regarding material breach and/or any cure period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.6                        Confidential Information.  Upon expiration or termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations.

13.7                        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

13.8                        Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (as applicable), Section 2.2 (with respect to liability for breaches by Sublicensees solely to the extent such breach occurred prior to the expiration or termination of this Agreement), Section 2.5, Sections 7.3, 7.4, 7.5, 8.1, 8.2, and 8.7 (solely in connection with the payment of amounts accrued by not paid as of the termination or expiration of this Agreement, and as applicable under Section 13.4(c)), Section 8.6, Section 9.1, Article 11 (solely to the extent the applicable indemnification claim occurred prior to the expiration or termination of this Agreement), Article 12, Section 13.1, Section 13.4, Section 13.6, Section 13.7, Section 13.8, Article 14, and Article 15 (as applicable).

14.                               DISPUTE RESOLUTION

14.1                        Objective.  It is the objective of the Parties to establish procedures to facilitate the resolution of any disputes arising under or related to this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any such dispute if and when it arises.

14.2                        Executive Negotiations.  The Parties will try to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Parties’ Executive Officers.  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within [***] after such notice, the Executive Officers (or their respective designees having the authority to settle such Disputed Matter) of the Parties will meet for attempted resolution by good faith negotiations.  If the Executive Officers (or their respective designees) are unable to resolve such dispute within [***] after their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 14.3 below.

14.3                        Dispute Resolution.

(a)                                 If the Parties are unable to resolve a Disputed Matter using the process described in Section 14.2, then a Party seeking further resolution of the Disputed Matter (other than an Excluded Claim) shall submit the Disputed Matter to resolution by final and binding arbitration.  Whenever a Party determines to institute arbitration proceedings, it will give written notice to that effect to the other Party.  The legal seat of arbitration will be San Francisco, California, U.S., and the arbitration will be administered by JAMS pursuant to its Streamlined Arbitration Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 15.1.  The arbitration will be conducted by three arbitrators appointed in accordance with the Rules, provided that such arbitrators must have significant business or legal experience in the pharmaceutical business.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will render their opinion within thirty (30) days after the final arbitration hearing.  The arbitrators will not have the power to award damages excluded pursuant to Section 11.5 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Decisions of the arbitrators that conform to the terms of this Section 14.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction and the Parties undertake to carry out any award without delay.  The losing Party, as determined by the arbitrators, will pay all of the JAMS administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the arbitrators determine that there is no losing Party, the Parties will each be responsible for one-half of those costs and fees and the arbitrator’s award will so provide.  Notwithstanding the foregoing, each Party shall be responsible for its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.

(b)                                 Notwithstanding the terms of and procedures set forth in Section 14.2 or 14.3, any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including, but not limited to, Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 12) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in Section 14.2 or 14.3(a) for hearing and resolution in and by a court of competent jurisdiction.  Alternatively, a party seeking Injunctive Relief may immediately institute arbitral proceedings without invocation or exhaustion of the procedures set forth in Section 14.2 or 14.3(a), and any such Injunctive Relief proceedings will be administered by the ICC pursuant to its emergency arbitration procedures then in effect and applying the substantive law specified in Section 15.1.  In either event, once the Injunctive Relief proceedings have been conducted and a decision rendered thereon by the court or arbitral forum, the Parties will, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 14.2 and 14.3(a).  This Section shall be specifically enforceable.

(c)                                  Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law, neither Party nor the arbitrator may disclose the existence, content, or results of an arbitration under this Section 14.3 without the express, prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable California statute of limitations.  Any disputes concerning the propriety of the commencement of the arbitration, or the validity, or application of this Section 14.3 shall be finally settled by the arbitrator.

15.                               GENERAL PROVISIONS

15.1                        Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of California, United States, without reference to its conflicts of law principles.

15.2                        Entire Agreement; Modification.  This Agreement, including the Exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreement.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.

15.3                        Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

15.4                        Performance by Affiliates.  Exelixis may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Exelixis hereby guarantees the performance by its Affiliates of its obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

15.5                        Waiver.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.   Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

15.6                        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld).  The Parties may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent as follows:

(a)                                 by either Party in connection with the transfer or sale of all or substantially all of the business or assets relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction shall not be included in the technology licensed or assigned hereunder unless used by such acquiring party to Develop, use, make, or sell any Compound or Product; or

(b)                                 by either Party, to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.6.  Any assignment not in accordance with this Section 15.6 shall be null and void and of no legal force or effect.

15.7                        Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with a valid, enforceable, and legal provision(s) that best implements the original intent of the Parties and purposes of this Agreement.

15.8                        Notices.  Any notice to be given under this Agreement must be in writing and delivered either (a) in person or (b) by (i) air mail (postage prepaid) requiring return receipt, (ii) recognized overnight courier, or (iii) facsimile, in each case to the Party to be notified at its address given below, or at any other address such Party may designate by prior written notice to the other in accordance with this Section 15.8.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (w) if personally delivered, the date of actual receipt; (x) if air mailed, five (5) days after the date of postmark; (y) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (z) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Adagene, notices must be addressed to:

Adagene, Inc.

315 Montgomery Street, Suite 900

San Francisco, CA 94104

Attn: General Counsel

If to Exelixis, notices must be addressed to:

Exelixis, Inc.
1851 Harbor Bay Parkway

Alameda, CA 94502
Attention:  EVP and General Counsel

15.9                        Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

15.10                 Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are or intended to be mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

15.11                 Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by PDF or facsimile and, upon such delivery, such electronic or PDF or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have caused this COLLABORATION AND LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

EXELIXIS, INC.		ADAGENE INCORPORATED

By:	/s/ Michael M. Morrissey	By:	/s/ Peter Luo

Name:	Michael M. Morrissey	Name:	Peter Luo

Title:	President & Chief Executive Officer	Title:	Chief Executive Officer & Chairman

List of Exhibits:

Exhibit A: Adagene Know-How

Exhibit B: Adagene Patents and Adagene Platform Patents

Exhibit C: Press Release

Exhibit D: VIE Reporting

Exhibit A

Adagene Know-How

Exhibit B

Adagene Patents

Exhibit C

Form of Press Release

Exhibit D

Quarterly VIE assessment